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                                                                 EXHIBIT 21.1

Subsidiaries of the Company:

UnionTools, Inc., a Delaware corporation;
H.B. Sherman Manufacturing Company, Inc., a Missouri corporation;
UnionTools Watering Products, Inc., a Delaware corporation;
VSI Fasteners, Inc., a California corporation;
McGuire-Nicholas Company, Inc., a California corporation; and
VHG Tools, Inc., a Missouri corporation.